EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT, dated as of April 16, 2003 (this "AGREEMENT"), by and among TRESTLE ACQUISITION CORP, a Delaware corporation ("PURCHASER"), MED DIVERSIFIED, INC., a Nevada corporation ("MED"), and TRESTLE CORPORATION, a Delaware corporation and wholly-owned subsidiary of Med ("TRESTLE" together with Med, the "SELLERS").

         WHEREAS, Trestle is engaged in the business of developing, owning, using, licensing, marketing, and selling on a worldwide basis a series of microscopy and telemedicine products and services, including without limitation,
(i) MedMicroscopy RT(TM), MedMicroscopy SL(TM), MedMicroscopy CL(TM) and other products developed from the same technology for microscopy applications, (ii) MedReach(TM) and other products developed from the same technology for telemedicine applications, (iii) MedScanner, (iv) Digital Slide, (v) MedWorkflow, (vi) High Throughput Scanner, (vii) Quality Control Image Analysis, and (viii) Tox Screen Image Analysis (the "BUSINESS");

         WHEREAS, Sellers collectively, or through certain inactive subsidiaries known as Illumea Corporation, a Delaware corporation, and Vidimedix Acquisition Corporation, a Nevada corporation (collectively, the "INACTIVE SUBS"), own all right, title and interest in and to the Assets comprising the Business;

         WHEREAS, on November 27, 2002, Med and Trestle, together with certain of their respective Affiliates, filed voluntary petitions for relief with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code (the "FILINGS");

         WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, subject to the approval of the Bankruptcy Court, the Assets of the Sellers comprising the Business, as more particularly described herein, free and clear of any and all Encumbrances pursuant to Section 363 of the Bankruptcy Code, in consideration for the payments from the Purchaser and the assumption of certain liabilities of the Business each as specified herein; and

         WHEREAS, the Board of Directors of each of the Sellers has approved this Agreement and has determined that the transactions contemplated hereby are advisable and in the best interests of each Seller and their respective estates and creditors, and Med, as the sole shareholder of each of Trestle, Illumea and Vidimedix, has approved this Agreement.

         NOW,   THEREFORE,   in   consideration   of  the   foregoing   and  the
representations,   warranties,   covenants  and  agreements   contained  herein,
intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I.

                           PURCHASE AND SALE OF ASSETS

         SECTION 1.01   PURCHASE  AND SALE  OF ASSETS.   Except as  set forth in
Section 1.02, upon the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell, convey, transfer, assign, quitclaim and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, free and clear of any and all Encumbrances, all worldwide right, title and interest of Sellers in and to the following properties, assets, Contracts, rights and choses in action, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, that are used or held for use in connection with the Business, as the same may exist on the Closing Date (collectively, the "ASSETS"):

                  (a) all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including, without limitation, the Intellectual Property identified on SCHEDULE 3.10;


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                  (b)  all  tangible  personal  property   (including,   without
limitation,   inventory,   machinery,   equipment,  appliances  and  furniture),
including, without limitation, the tangible personal property located at 101 Shipyard Way, Suite C, and 151 Shipyard Way, Newport Beach, California;

                  (c) all accounts receivable (on and off balance sheet), notes, prepaid items and expenses, deferred charges, rights of offset, claims for refund, and other receivables or right to payment of any nature whatsoever (including any such item relating to the payment of taxes), relating to the Business (collectively, "Receivables") existing on the Closing Date and all such items arising thereafter, a true, correct and complete list of which, as they existed on March 31, 2003, is set forth hereto as SCHEDULE 3.04(a);

                  (d) cash and cash equivalents of Sellers received from the Business prior to, and existing on, the Closing Date;

                  (e) cash and cash equivalents of the Sellers received from the Business on and after the Closing Date;

                  (f) the real and personal property lease agreements and leasehold improvements identified on SCHEDULE 3.06(a) and 3.06(b) respectively;

                  (g) all Software and the Contracts related thereto used or held for use in or relating to the Business, including, without limitation, the items specified on SCHEDULE 3.10;

                  (h) all worldwide right, title and interest of the Sellers in and to all Contracts, agreements, arrangements, instruments and documents specified on SCHEDULE 3.11 (the "ASSUMED CONTRACTS");

                  (i) all goodwill of the Sellers in the Business;

                  (j) all books, records, files, manuals and other similar materials, including, advertising materials, marketing materials, brochures, business and marketing plans and proposals, production data, sales and promotional materials and records, purchasing materials and records, files for past, existing and contemplated projects, media materials, accounting, financial and fiscal records (copies), sales order files, customer lists and customer records in any form (and all software related to any such customer records, to the extent transferable), whether of past or present customers or potential future customers, of the Business, advertiser lists, receipts and computer records relating to the Assets, standard operating procedures, correspondence, customer relation information, and any other trade secrets, confidential or proprietary information pertaining to the Business (the "BUSINESS RECORDS");

                  (k) all claims, choses in action, causes of action and judgments relating to the Business, the Intellectual Property or other Assets, PROVIDED, HOWEVER, that all avoidance actions available to the Sellers under applicable law, including but not limited to those included under Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code shall be retained by the Sellers;

                  (l) all certifications, franchises, approvals, permits licenses, orders, registrations, certificates, variances and other similar permits or rights obtained from any Governmental Entity or professional or trade organization utilized in operating the Business and all pending applications therefor;

                  (m) all third party warranties and guarantees with respect to any of the Assets; and

                  (n) all rights to receive insurance proceeds relating to the damage, destruction or impairment of any of the Assets subsequent to the date hereof but prior to the Closing Date.

         SECTION 1.02 EXCLUDED ASSETS. Notwithstanding anything else contained herein, no Seller shall sell, transfer, convey or assign to the Purchaser the following (the "EXCLUDED ASSETS"):

                  (a) the Assets set forth on SCHEDULE 1.02(d); and


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                  (b) assets of Sellers that are not  directly  used or held for direct use by Sellers in connection with the Business.

         SECTION 1.03 ASSUMED LIABILITIES. Subject to the terms and conditions contained in this Agreement, at the Closing, the Purchaser agrees to assume, pay and perform when due the following (the "ASSUMED LIABILITIES"): (i) the accounts payable identified on SCHEDULE 1.03 hereto, as more fully described therein, which schedule shall be updated as of the Closing Date, provided, however, the parties acknowledge and agree that the aggregate total of all accounts payable included in Assumed Liabilities as of the Closing Date shall not exceed 120% of the aggregate total of such accounts payable on the date hereof; (ii) the obligations of the Sellers arising under the Assumed Contracts, in accordance with their terms, after the Closing Date with respect to acts or services to be performed by Purchaser under such Assumed Contracts after the Closing Date, except for any obligation, (a) that relates to any breach or default (or an event which might, with the passing of time or the giving of notice, or both, constitute a default) under any such Assumed Contract arising out of or relating to periods on or prior to the Closing Date, which obligations shall be obligations of the Sellers under Section 1.05 below, (b) for which the Business owes any amounts to its Affiliates, other than for specific services, materials or works in progress as set forth on SCHEDULE 1.03, or (c) that relates to any indemnity, defense or hold harmless provision or agreement for occurrences prior to the Closing Date; and (iii) all costs and expenses of maintaining or preserving the Intellectual Property from and after the Closing Date.

         SECTION 1.04 EXCLUDED LIABILITIES. Purchaser shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Sellers or any of their Affiliates, direct or indirect, known or unknown, absolute or contingent, that are not expressly assumed by Purchaser pursuant to this Agreement and any ancillary agreements entered into pursuant to the terms hereof, including, without limitation, any accounts payable amounts as of the Closing Date that exceed 120% of the aggregate total of all accounts payable existing as of the date hereof (all such liabilities and obligations not being assumed being herein called the "EXCLUDED LIABILITIES").

         SECTION 1.05 ASSIGNMENTS; CURE AMOUNTS. Sellers shall assume and assign all Assumed Contracts to Purchaser as of the Closing Date pursuant to
Section 365 of the Bankruptcy Code and the Sale Order. In connection with such assumption and assignment, Sellers shall provide for cure of all monetary and non-monetary defaults arising under such Assumed Contracts to the extent required by Section 365(b) of the Bankruptcy Code. The amount of such cure amount itemized by Assumed Contract is set forth on SCHEDULE 1.05, which schedule will be updated as of the Closing Date. At Sellers' written request, Purchaser shall provide funds at Closing to pay any such cure amount, and the amount of the funds so provided shall be applied at Closing as a credit to Purchaser against the Purchase Price. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Assumed Contracts to Purchaser if an attempted assignment thereof without the consent of a third Person (whose consent is neither obtained nor obviated by the Sale Order) would constitute a breach thereof or preclude assignment of such Assumed Contract to Purchaser. The cure amount under any Assumed Contract shall be an amount determined by Sellers based upon their books and records; PROVIDED, HOWEVER, if any non-debtor party to such Assumed Contract disputes such amount, the cure amount for such Assumed Contract shall be the amount determined by the Bankruptcy Court; PROVIDED FURTHER, HOWEVER, any dispute over the cure amount shall not preclude or delay the Closing of the sale or the assignment of the affected Assumed Contract to Purchaser.

         SECTION 1.06   PURCHASE PRICE.

                  (a) The purchase price for the Assets shall be an amount equal to One Million Dollars ($1,000,000), as reduced in accordance with SECTION 1.06(b) (the "PURCHASE PRICE").

                  (b) The Purchase Price payable by Purchaser at Closing shall be reduced dollar-for-dollar by any cure amounts funded by Purchaser at Closing pursuant to SECTION 1.05.

         SECTION 1.07 PAYMENT OF PURCHASE PRICE. Subject to the conditions, representations and warranties and covenants hereof and at the Closing, the Purchaser shall pay the Purchase Price as follows, each by federal funds wire transfers of immediately available funds: (i) on the date hereof, One Hundred Thousand Dollars ($100,000) (the "ESCROW AMOUNT") to Duane Morris LLP, as escrow agent, to be held in an escrow account pursuant to the provisions of the Escrow Agreement as described in Section 1.08 hereof; (ii) on the Closing Date, the Escrow


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Amount to the Sellers  pursuant to the provisions of the Escrow  Agreement;  and
(iii) on the Closing Date, Nine Hundred Thousand Dollars ($900,000) minus any adjustment pursuant to Section 1.06(b), if any, to the Sellers.

         SECTION 1.08 ESCROW AGREEMENT. On the date hereof, the Sellers and Purchaser shall enter into an escrow agreement, in the form attached hereto as EXHIBIT A (the "ESCROW AGREEMENT"), with Duane Morris LLP, counsel to the Sellers, as escrow agent (the "ESCROW AGENT"), and Purchaser shall deposit the Escrow Amount in cash, or by federal funds wire transfers of immediately available funds, upon execution of this Agreement with the Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrow Agent shall deliver the Escrow Amount to Sellers, or the Purchaser, in accordance with the terms of this Agreement and the Escrow Agreement. Interest earned on the Escrow Amount shall be paid to the Purchaser.

         SECTION 1.09 TAXES. Sellers shall be responsible for, and shall pay on or prior to their due date, all municipal, county, state and federal sales taxes, use and transfer taxes incurred and the related costs of preparing or documenting the same, if any, in connection with the Transactions contemplated by the Agreement. Sellers shall prepare and in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to matters required in connection with the payment of any such tax.

         SECTION 1.10 ALLOCATION OF PURCHASE PRICE. The consideration provided for herein shall be allocated among the Assets in the manner required by Treasury Regulation ss.1.1060-1 (the "ALLOCATION"). Such Allocation shall be determined by Purchaser. Within ninety (90) days after the Closing Date, Purchaser shall deliver to Sellers (a) a consolidated balance sheet of Purchaser as of the Closing Date (the "CLOSING BALANCE SHEET") and (b) its determination with respect to the Allocation (the "CLOSING ALLOCATION"). The parties hereto agree that, except as otherwise required by law (i) the Closing Allocation shall be binding on the parties for all federal, state, local and foreign tax purposes and (ii) the parties shall file with its respective federal income tax returns consistent Internal Revenue Service Forms 8594 - Asset Acquisition Statements under Section 1060, including any required Internal Revenue Service forms, schedules or amendments thereto which shall reflect the allocation set forth in the Closing Allocation. The Allocation shall not be binding upon Sellers for the purposes of the Bankruptcy Proceeding, including but not limited to, distribution of the Purchase Price to Sellers' creditors.


                                  ARTICLE II.

                                  THE CLOSING

         SECTION 2.01 CLOSING DATE. Unless this Agreement shall have been terminated and the Transactions shall have been abandoned pursuant to Article X, and subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing of the Transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Stubbs Alderton & Markiles, LLP, 15821 Ventura Boulevard, Suite 525, Encino, California 91436 at 10:00 a.m., on Friday, May 16, 2003, or such other place, date and time as the Sellers and Purchaser shall mutually agree in writing (such date and time of the Closing is referred to herein as the "CLOSING DATE").

         SECTION 2.02   DELIVERIES AT CLOSING.

                  (a) At the Closing, the Purchaser shall deliver or cause to be delivered the following:

                           (i)      to the  Sellers,  the  amounts  set forth in
                  Section 1.07;

                           (ii) a certificate of Purchaser, duly executed by an appropriate officer thereof, certifying to compliance with the covenants set forth in Article VI, and satisfaction (or, as specified, waiver) of each of the conditions set forth in VIII;

                           (iii) true, correct and complete copies of (1) the certificate of incorporation, as amended to date, of the Purchaser, certified as of a recent date by the Secretary of State of the State of Delaware, (2) the by-laws of Purchaser, and (3) resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing the authorization of the execution and delivery of this Agreement, the other
                  Transaction   Documents  to


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                  which it is a party and the  consummation of the  Transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary or Assistant Secretary of the Purchaser, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date;

                  (b)  At  the  Closing,   the  Sellers  shall  deliver  to  the
Purchaser:

                           (i)      the  source   code   underlying   the  Owned
                  Software;

                           (ii) certificates from the appropriate governmental official(s) or agencies, including without limitation, the relevant Secretaries of State and Franchise Tax Boards, as applicable, as to the good standing of the Sellers and the Inactive Subs as of a date within seven (7) days of the Closing Date;

                           (iii) a duly executed Assignment, Bill of Sale and Assumption Agreement in the form attached hereto as EXHIBIT B (the "ASSUMPTION AGREEMENT"), executed by Sellers, the Inactive Subs and all such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Purchaser and its counsel, be necessary to vest in Purchaser, good, valid and marketable title to the Assets, subject to no Encumbrances and to put Purchaser in actual possession or control of the Assets;

                           (iv) a certificate of each Seller, and the Inactive Subs duly executed by an appropriate officer thereof, certifying to compliance with the covenants set forth in Articles V and VI, and satisfaction (or, as specified, waiver) of each of the conditions set forth in Article VII;

                           (v) true, correct and complete copies of (1) the certificate of incorporation, as amended to date, of each of the Sellers and the Inactive Subs, certified as of a recent date by the Secretary of State of the applicable state of incorporation, (2) the by-laws of each of the Sellers, (3) resolutions duly and validly adopted by (a) the Board of Directors and (b) the majority of the Shareholders of each of Trestle and the Inactive Subs evidencing the authorization of the execution and delivery of this Agreement (in the case of Trestle and Med), the other Transaction Documents to which it is a party and the consummation of the Transactions contemplated hereby and thereby, and with respect to the resolutions of the Board of Directors, accompanied by a certificate of the Secretary or Assistant Secretary of each of the Sellers, and the Inactive Subs, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date;

                           (vi) an executed letter addressed to each of Trestle's banking institutions on behalf of Trestle directing such banks to deliver all amounts in Trestle's bank accounts to an account designated in writing by Purchaser as of the Closing Date and thereafter;

                           (vii) executed letters to each of Seller's customers, on behalf of each Seller directing such customers to directly pay Purchaser as of the Closing Date. Such payments to be made directly to Purchaser at Trestle Acquisition Corp., 11835 West Olympic Boulevard, Suite 550, Los Angeles, California 90064, Attn: Gary Freeman;

                           (viii) except to the extent that any Consent, waiver and estoppel is obviated by the Sale Order, all Consents, waivers and estoppels from third parties as required to consummate the Transactions contemplated by this Agreement, all as set forth on SCHEDULE 3.02(c); and

                           (ix) such other instruments and certificates of transfer as may be reasonably requested by the Purchaser.


                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

         The Sellers, jointly and severally, represent and warrant to and for the benefit of the Purchaser, as of the date hereof and as of the Closing Date, except with respect to any particular subsection of this Article III to


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the extent specifically  described in the corresponding  subsection or any other subsection,  if it is reasonably  apparent from the  disclosure  that such other
subsection  applies,   of  that  certain  schedule  (the  "SELLERS'   DISCLOSURE
SCHEDULE"), dated as of the date of this Agreement, delivered to the Purchaser on behalf of the Sellers, a copy of which is attached hereto and incorporated herein by this reference, as follows:

         SECTION 3.01 ORGANIZATION AND QUALIFICATION. Each of Med and Trestle is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each of Med and Trestle has all corporate or other power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate the Assets and properties and to carry on the Business as it is being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership or leasing of its Assets and properties makes such qualification necessary. As of the Closing Date, each of the Inactive Subs shall be a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. As of the Closing Date, each of the Inactive Subs shall have all corporate or other power and authority, and shall be duly authorized by all necessary regulatory approvals and orders, to own, lease and operate the Assets and properties and to carry on the Business as it is being conducted, and shall be duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership or leasing of its Assets and properties makes such qualification necessary. The copies of the certificate of incorporation and bylaws of each of the Sellers, as heretofore made available to Purchaser, are correct and complete in all respects.

         SECTION 3.02   AUTHORITY.

                  (a) AUTHORITY.

                           (i) The Board of Directors of each of the Sellers has taken all action to authorize and approve the Transaction Documents and the Transactions. Subject to the entry of the Sale Order, each of the Sellers has all requisite power and authority to enter into the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby.

                           (ii) The execution, delivery and performance by each of the Sellers of each Transaction Document to which it is a party and the consummation by each of the Sellers of the Transactions contemplated hereby and thereby have been duly authorized by all corporate action on the part of each of the Sellers, are in accordance with the Bankruptcy Code, and do not require any other corporate proceedings on the part of the Sellers to authorize each Transaction Document.

                           (iii) The affirmative vote or written consent of Med, as the sole shareholder of each of Trestle, and the Inactive Subs, is the only vote of the holders of any class or series of any securities of Trestleor either of the Inactive Subs, necessary to approve this Agreement, the Transaction and the other Transaction Documents contemplated hereby on behalf of those Sellers.

                           (iv) Each Transaction Document to which a Seller is a party has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof by the other parties hereto, and upon entry of the Sale Order, constitutes the valid and binding obligation of such Seller, enforceable against it in accordance with its respective terms.

                  (b) NON-CONTRAVENTION. Subject to the entry of the Sale Order, neither the execution and delivery by any Seller of any Transaction Document to which it is a party nor the consummation or performance by any Seller of any of the Transactions contemplated hereby and thereby will contravene, conflict with or result in any violation by such Seller under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under:

                           (i)      the     certificate     or    articles    of
                  incorporation, bylaws or similar governing documents of such Seller; or

                           (ii) to the best of each Seller's knowledge, any Requirements of Law; or


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                           (iii)    other  than  the  pledge  of the  stock  and
                  assets to Private Investment Bank Limited ("PIBL"), any Assumed Contract, lease or other instrument to which any Seller is now a party or by which the Business or the Assets may be bound or affected.

Subject to the entry of the Sale Order, neither the execution nor the delivery by any Seller of any Transaction Document will result in the creation or imposition of any Encumbrance of any nature whatsoever upon the Business or Assets.

                  (c) STATUTORY APPROVALS. The Sale Order obviates the need for any declaration, filing or registration with, or notice to or Consent of, any Governmental Entity or any other Person for the execution and delivery by any Seller of any Transaction Document to which it is a party or the consummation by any Seller of the Transactions contemplated hereby and thereby.

                  (d) Compliance.

                           (i) With regards to the Business and the Assets, to the best of each Seller's knowledge, no Seller is, or have been in the last 2 years, in violation of, and no Seller has been given notice or been charged with any violation of, any law, order, regulation, ordinance or judgment of any Governmental Entity.

                           (ii)     To the best of each Seller's knowledge, each
                  of the Sellers has all material permits, licenses and franchises from Governmental Entities necessary to conduct the Business as currently conducted and is in full compliance with the terms thereof. To the best of each Seller's knowledge, no violations exist and no violations have been reported in writing in respect of such permits, licenses and franchises. To the best of each Seller's knowledge, SCHEDULE 3.02(d)(ii) lists each material permit, license and franchise of each Seller relating to the Business. A true and complete copy of each such material permit, license and franchise of each Seller relating to the Business has been provided to Purchaser and as of the date of the Closing each such permit, license and franchise shall be in full force and effect.

         SECTION 3.03 TITLE TO PROPERTIES; LIENS. Subject to the entry of the Sales Procedure Order, each of the Sellers has good, valid and marketable title to all of the Assets, free and clear of any Encumbrances (other than any Encumbrances imposed as a result of the Filings or the Bankruptcy Proceedings). At the Closing, the Sellers will convey to the Purchaser good, valid and marketable title to the Assets, free and clear of any Encumbrances.

         SECTION 3.04  RECEIVABLES AND ASSUMED LIABILITIES.

                  (a) SCHEDULE 3.04(a) sets forth a true, correct and complete aged list of the Receivables of Trestle incurred through March 31, 2003, showing separately those Receivables that, as of such date, had been invoiced or billed by Trestle and are outstanding. At Closing, Sellers shall deliver a true, correct and complete updated list of such Receivables as of the Closing Date. Except as set forth on SCHEDULE 3.04(a), all Receivables outstanding as of March 31, 2003, and as of the Closing Date (i) arose from the sale of products or services to Persons not affiliated with any Seller and in the ordinary course of business consistent with past practice, (ii) constitute or will constitute, as the case may be, only valid and enforceable claims of Trestle which pursuant to the Sale Order shall not be subject to set-off, counterclaim or other defenses, and (iii) are fully collectible in the ordinary course of business consistent with past practice, after deducting the allowance for doubtful accounts of $25,400, which such deduction is consistent with the allowance reflected in the Trestle's audited financial statements in accordance with GAAP. Trestle shall on a weekly basis from the date hereof through the Closing Date deliver to Purchaser a schedule listing the Receivables collected on and after the date hereof.

                  (b) SCHEDULE 3.04(b) sets forth a true, correct and complete list of the Assumed Liabilities as such items exist as of March 31, 2003. At Closing, Trestle shall deliver a true, correct and complete updated list of such Assumed Liabilities as of the Closing Date. Each Assumed Liability (i) has arisen from the operation of the Business in the ordinary course of business consistent with past practice and (ii) is properly and accurately reflected in the Business Records of the Sellers. Trestle shall on a weekly basis from the date hereof through the Closing Date deliver to Purchaser an updated schedule identifying the Assumed Liabilities.

         SECTION 3.05 ABSENCE OF CERTAIN EVENTS. Except with respect to any actions taken in connection with this Agreement, the Filings and the Bankruptcy Proceedings, since June 30, 2002 ("6/30/02"), each of the Sellers has conducted the Business only in the ordinary course of business consistent with past practice and there has not been any of the following, but solely insofar as they relate to the Business or the Assets:

                  (i) any material damage, destruction or loss, whether or not covered by insurance;

                  (ii) other than the pledge of the stock and assets of Trestle to PIBL, any Encumbrance on any of the Business' property or Assets, tangible or intangible;

                  (iii) any sale, transfer, lease or disposal of Assets or incurrence, assumption, cancellation or compromise of any Indebtedness or claim (other than accounts receivable compromised in the ordinary course of business consistent with its past practice), or waiver or release of any right; (iv) receipt of any notice or threat of termination of any Assumed Contract;

                  (v) any change in any method of accounting or auditing practice;

                  (vi)  write-off  as  uncollectible   any  Receivable,   except
write-offs in the ordinary course of business consistent with past practice;

                  (vii) any settlement or dismissal of any action, claim, demand or lawsuit by or before any Governmental Entity for any amount, in any individual case; or

                  (viii) execution of any Contract or letter of intent with respect to, or otherwise committed or agreed to do, any of the foregoing.

         SECTION 3.06   LEASED REAL PROPERTY; PERSONAL PROPERTY.

                  (a) SCHEDULE 3.06(a) sets forth a list of all leases of real property used in connection with the Business (the "LEASED REAL PROPERTY"), and no other real property is used in connection with the Business. None of such Leased Real Property is subject to any pending suit for condemnation or other taking by any public authority, and to the knowledge of Sellers, no such condemnation or other taking has been threatened.

                  (b) SCHEDULE 3.06(b) sets forth a list of (i) each lease or other agreement or right, whether written or oral (including in each case, the expiration date thereof and a brief description of the property covered) under which any Seller is lessee of, or holds or operates, any inventory, equipment or other tangible personal property owned by a third Person and used, or held for use in, or otherwise relating to the Business, and (ii) all inventory, equipment, furniture and other personal property owned by Sellers having a fair market value or book value of $10,000 or more and used in or relating to the Business or the Assets.

         SECTION 3.07 LITIGATION; INVESTIGATIONS. Except for the Filings and as specifically set forth on SCHEDULE 3.07, there are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of the Sellers, threatened against, relating to, or affecting either of the Sellers, the Business or the Assets, or to the knowledge of the Sellers, any employee, agent, officer or director of either of the Sellers relating to the Business, and (ii) no orders of any Governmental Entity or arbitrator outstanding against either of the Sellers, the Business or the Assets, or to the knowledge of the Sellers, any employee, agent, officer or director of either of the Sellers relating to the Business, or that could prevent or enjoin or delay in any respect, consummation of the Transactions contemplated hereby.

         SECTION 3.08   RESERVED.

         SECTION 3.09 ABSENCE OF LIABILITIES. Other than attorney's fees in connection with the preparation of this Agreement, the Bankruptcy Proceedings and the consummation of the Transactions evidenced by this Agreement, no Seller has Liabilities of a material nature, which are or may become material Liabilities of the

Business, whether accrued, absolute, contingent, matured or otherwise, whether due or to become due and whether or not the amount thereof is readily ascertainable, that are not reflected as a Liability in the financial statements provided to Purchaser.

         SECTION 3.10   INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 3.10 sets forth a list of all Copyrights, Patents, Trademarks, Trade Secrets and Domain Names owned or used by Sellers or any of their Affiliates that are material to the conduct of the Business or the Assets as they are currently being operated.

                  (b) SCHEDULE 3.10 sets forth a list (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by Sellers (or any of their Affiliates, as the case may be) that are material to the conduct of the Business or the Assets as they are currently being operated (other than Software licensed to Sellers (or any of their Affiliates, as the case may be) that is available in consumer retail stores or subject to "shrink-wrap" license agreements).

                  (c) SCHEDULE 3.10 sets forth a list of all Contracts for the sale, license or assignment of (i) any Copyrights, Patents, Trademarks or Domain Names listed in SCHEDULE 3.10, (ii) any Trade Secrets owned by, licensed to or used by Sellers (or any of their Affiliates, as the case may be) that are material to the conduct of the Business or the Assets as they are currently being operated, or (iii) any Software listed in SCHEDULE 3.10.

                  (d) Except as set forth in SCHEDULE 3.10, Sellers own all worldwide right, title and interest in and to the Intellectual Property and Software included in the Assets, free and clear of any Encumbrance.

                  (e) The Trade Secrets are not part of the public knowledge or literature and, to the best of each Seller's knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than the Sellers) or to the detriment of the Sellers.

                  (f) Except as set forth in SCHEDULE 3.10: (i) all  Copyrights,
Patents, Trademarks and Domain Names identified in SCHEDULE 3.10 as being owned by Sellers are valid and in force, and all pending applications for any Copyrights, Patents, Trademarks and Domain Names so identified are in good standing; (ii) the Intellectual Property identified in SCHEDULE 3.10 as being owned by Sellers or any of their Affiliates is valid and enforceable; and (iii) Sellers have the right to bring actions for infringement or unauthorized use of the Intellectual Property and Software identified in SCHEDULE 3.10 as being owned by Sellers and included in the Assets, and to the knowledge of Sellers, there is no basis for any such action. Correct and complete copies of: (x) registrations for all registered Copyrights, Patents, Trademarks and Domain Names identified in SCHEDULE 3.10 as being owned by Sellers; and (y) all pending applications to register unregistered Copyrights, Patents or Trademarks identified in SCHEDULE 3.10 as being owned by Sellers (together with any subsequent filings relating to the pending applications) have heretofore been made available to Purchaser by Sellers.

                  (g) Except as set forth in SCHEDULE 3.10, no Seller nor any of their respective Affiliates has had notice of any claim against Sellers or any of their Affiliates that the operations, activities, products, software, equipment, machinery or processes of the Business infringe any Intellectual Property right of any other Person and, to the knowledge of Sellers, no infringement of any Intellectual Property right of any other Person has occurred or results in any way from the operations of the Business.

                  (h) Except as set forth in SCHEDULE 3.10, (i) the Software included in the Assets is not subject to any transfer or assignment limitations;
(ii) Sellers have maintained and protected the Software included in the Assets that they own (the "OWNED SOFTWARE") (including all source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. ss. 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, Trade Secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) Sellers have copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) Sellers have complete and exclusive right, title and interest in and to the Owned Software; (vi) any Owned Software includes any or all of the following: the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by Sellers; and
(vii) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person.

                  (i) Except as set forth in SCHEDULE 3.10, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material protected by Copyrights, Patents or Trade Secrets that are material to the conduct of the Business as it is currently being operated by Sellers either: (i) are a party to a "work-for-hire" agreement under which Sellers (or any predecessors in interest, as applicable) are deemed to be the original owner and/or the author of all property rights therein; or (ii) have executed an assignment or an agreement to assign in favor of Sellers (or any predecessor in interest, as applicable) all right, title and interest in such material.

         SECTION 3.11   CONTRACTS.

                  (a) SCHEDULE 3.11 sets forth a complete and accurate list of all Assumed Contracts. Subject to the entry of an order from the Bankruptcy Court, each of the Assumed Contracts is in full force and effect and is enforceable in accordance with its terms. No Seller has received written notice of cancellation of or intent to cancel, or notice to make a modification or intent to make a modification in, any of the Assumed Contracts. The consummation of the Transactions hereunder will not result in the early termination of any of the Assumed Contracts. There exists no event of default or occurrence, condition or act on the part of any Seller or, to the best knowledge of the Sellers, on the part of the other parties to such Assumed Contracts which constitutes or would constitute (with notice or lapse of time or both) a breach under, or cause or permit acceleration of, any obligation of the Sellers and/or the Business, except to the extent such event of default will be cured by Sellers as of the Closing Date and/or pursuant to the Sale Order. The Sellers have delivered or made available to Purchaser true and complete copies of each Assumed Contract listed in SCHEDULE 3.11.

                  (b) No Seller is a party to or bound by any agreement containing non-competition, confidentiality, standstill or similar restriction, "change of control" or other limitations restricting the conduct of the Business.

                  (c) Except as set forth in SCHEDULE 3.11, no Seller is a party to or bound by any of the following types of contractual obligations relating to the Business or the Assets:

                           (i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money granting or evidencing a Lien on the Business and/or Assets or any other Indebtedness;

                           (ii) any guaranty, direct or indirect, of any obligation for borrowings or otherwise relating to the Business and/or the Assets, excluding endorsements made for collection in the ordinary course of business;

                           (iii) any obligation of the Business to make payments, contingent or otherwise, arising out of any prior acquisition of the business, assets or stock of other persons;

                           (iv) any shareholders or joint venture agreement, or partnership, joint venture, joint development, co-marketing, co-promotion, co-packaging, or similar agreement involving the Business or the Assets;

                           (v)      any   Contracts   involving   any   material
                  resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute relating to the Business and/or the Assets;

                           (vi) any powers of attorney, proxies or similar instruments to which any Seller is bound; or

                           (vii) any other Contracts that are material to the Business taken as a whole.

         SECTION 3.12   RESERVED.

         SECTION 3.13 MAJOR CUSTOMERS. SCHEDULE 3.13 lists the names of the twenty largest customers (by revenues generated) for the Business and the amount of revenues generated by each of them during the twelve months ended December 31, 2002 and December 31, 2001. Except as set forth in SCHEDULE 3.13, there have been no adverse changes in the relationships between the Sellers and the customers listed on SCHEDULE 3.13, since December 31, 2001.

         SECTION 3.14 CUSTOMER FILES. All materials relating to the customers of the Business (the "CUSTOMER FILES") who are currently or have been since December 31, 2001 customers, are complete and accurate in all material respects. Except as set forth on SCHEDULE 3.14, no Seller has any materials or information relating to the customers of the Business other than the Customer Files.

         SECTION 3.15 INSURANCE. There is no claim, nor to the Sellers' knowledge, any set of facts and circumstances which would give rise to a claim, by any Seller under any insurance policy related to the Business or the Assets. Neither the Business nor the Assets has had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and to the Sellers knowledge, there are no occurrences which may give rise to any claim not covered by insurance.

         SECTION 3.16 PRODUCT LIABILITIES. Except as set forth in SCHEDULE 3.16, no Sellers nor any of their Affiliates have received a claim related to the Business for or based upon breach of product warranty (other than warranty service and repair claims in the ordinary course of business not material in amount or significance), strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of products or from the provision of services; and, to the knowledge of Sellers, there is no basis for any such claim. Except as set forth in SCHEDULE 3.16, the products sold or delivered or services rendered by the Business comply with all contractual requirements, warranties or covenants applicable thereto and are not subject to any material term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services.

         SECTION 3.17   REGULATORY MATTERS.   Except as set  forth  in  SCHEDULE
3.17:

                  (a) (i) to the knowledge of Sellers, Sellers are in compliance in all material respects with all current applicable statutes, regulations or rules enacted, adopted, issued, promulgated or administered by the FDA or comparable foreign Governmental Body with respect to or relating to the Business and (ii) Sellers have not received any notice alleging any failure by Sellers to so comply;

                  (b) to the knowledge of Sellers, there is no false information or significant omission in any product application or product-related submission made by Sellers in connection with the Business to the FDA or comparable foreign Governmental Body;

                  (c) to the knowledge of Sellers, there is no reasonable basis for any material regulatory action from the FDA or any comparable foreign Governmental Body in each case, with respect to the Business; and

                  (d) there have been no recalls, field notifications, alerts, seizures or other compliance or enforcement action requested or threatened relating to the products of the Business.

         SECTION 3.18 RECORDS. All Business Records of the Sellers are true, accurate and complete in all material respects.

         SECTION 3.19 DISCLOSURE. No representation, warranty or statement made by any Seller in (i) this Agreement or (ii) the Schedules attached hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser represents and warrants to and for the benefit of the Seller, as of the date hereof and as of the Closing Date, except with respect to any particular subsection of this Article IV to the extent specifically described in the corresponding subsection or any other subsection, if it is reasonably apparent from the disclosure that such other subsection applies, of that certain schedule (the "PURCHASER'S DISCLOSURE SCHEDULE"), dated as of the date of this Agreement, delivered to the Sellers on behalf of the Purchaser, a copy of which is attached hereto and incorporated herein by this reference, as follows:

         SECTION 4.01   ORGANIZATION   AND   QUALIFICATION.    Purchaser  is   a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         SECTION 4.02   AUTHORITY.

                  (a) Authority.

                           (i) The Board of Directors of the Purchaser has taken all action to authorize and approve the Transaction Documents and the Transactions. The Purchaser has all
                  requisite  power and  authority to enter into the  Transaction
                  Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby.

                           (ii) The execution, delivery and performance by the Purchaser of each Transaction Document to which it is a party and the consummation by the Purchaser of the Transactions contemplated hereby and thereby have been duly authorized by all corporate action on the part of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize each Transaction Document.

                           (iii) Each Transaction Document to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its respective terms.

                  (b) NON-CONTRAVENTION. Subject to the entry of the Sale Order, neither the execution and delivery by Purchaser of any Transaction Document to which it is a party nor the consummation or performance by Purchaser of any of the Transactions contemplated hereby and thereby will contravene, conflict with or result in any violation by Purchaser under any provisions of or result in acceleration, termination, cancellation or modification of, or constitute a default under:

                           (i)      the     certificate     or    articles    of
                  incorporation,   bylaws  or  similar  governing  documents  of
                  Purchaser; or

                           (ii) to the best of the Purchaser's knowledge, any Requirements of Law; or

                           (iii) any Contract, lease or other instrument to which Purchaser is now a party.

                  (c) STATUTORY APPROVALS. Subject to the entry of the Sale Order, no declaration, filing or registration with, or notice to or Consent of, any Governmental Entity or any other Person is necessary for the execution and delivery by Purchaser of any Transaction Document to which it is a party or the consummation by Purchaser of the Transactions contemplated hereby and thereby.

         SECTION 4.03 DISCLOSURE. No representation, warranty or statement made by Purchaser in (i) this Agreement or (ii) the Schedules attached hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE V.

                         PRE-CLOSING COVENANTS OF SELLER

         Except with the prior written consent of the Purchaser, the Sellers shall comply with the provisions of this Article V after the date hereof and prior to the Closing Date or earlier termination of this Agreement.

         SECTION 5.01 ORDINARY COURSE OF BUSINESS. Each of the Sellers shall conduct the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use best efforts to preserve the Assets and the Business, preserve relationships with customers, suppliers, franchisors, distributors and others having business dealings with it and keep available the services of their present officers and employees, in each case in the ordinary course of business consistent with past practice. No Seller will take any action with the purpose of causing any of the conditions to the Purchaser's obligations set forth in Article VII hereof to not be satisfied. Except as expressly contemplated by this Agreement, no Seller shall without the prior written consent of the Purchaser:

                  (a) except to the extent permitted under the Bankruptcy Code, make any payment with respect to, or in fulfillment of, any Liability, including without limitation, any account payable;

                  (b) enter into any commitment or transaction relating to the Business not in the ordinary course of business;

                  (c) acquire or agree to acquire by merging or consolidating the Business with, or by purchasing any assets or equity securities of, or by any other manner, any Person (other than purchases of marketable securities in the ordinary course of business consistent with past practice);

                  (d) except to the extent consistent with the Bankruptcy Proceedings, liquidate, dissolve or otherwise reorganize if such action would have any effect whatsoever on the Business or the Assets;

                  (e) other than ordinary course revisions agreed to orally between the contracting parties, enter into, modify, amend or waive any terms of any Assumed Contract;

                  (f) take any action or engage in any transaction which would cause any representation or warranty of the Sellers hereunder to be untrue as of the Closing Date;

                  (g) accelerate the receipt of payment with respect to receivables or slow down the payment of payables relating to the Business, provided, however, that Purchaser's right to require prior written consent pursuant to the terms of this Section 5.01(g) shall be deemed waived until such time, after the date hereof, that Purchaser invokes such right, in its sole and absolute discretion, by providing written notice to Sellers;

                  (h) revalue any of the Assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the ordinary course of business;

                  (i) declare, set aside or pay any dividend or distribution in respect of any capital stock, or purchase or redeem any shares of capital stock of any respective Seller (including any security convertible or exchangeable into such capital stock) or issue, grant or otherwise create any option or right to acquire any such capital stock; or

                  (j) enter into any agreement with Med or the Inactive Subs relating to the Business.

         SECTION 5.02   CAPITAL COMMITMENTS.   Except  for   those  expenditures
specifically set forth in SCHEDULE 5.02, no Seller shall make any capital commitments relating to the Business.

         SECTION 5.03 CERTAIN ACTIONS. No Seller shall sell, lease, transfer, license, pledge, encumber or otherwise dispose of any Assets or incur any Liabilities or obligations of any nature whatsoever relating to the Assets or the Business (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for Liabilities or obligations incurred in the ordinary course of business in substantially the same manner as heretofore conducted.

         SECTION 5.04 LOANS AND ADVANCES. No Seller shall make loans or advances, capital contributions to, or investments in, any Person which relates to the Business.

         SECTION 5.05 ACCOUNTING. No Seller shall make any changes in its accounting methods relating to the Assets or the Business, except as required by law, rule, regulation or GAAP.

         SECTION 5.06 INSURANCE. The Sellers shall maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice) insurance in such amounts and against such risks and losses with respect to the Assets and the Business as is currently maintained by the Sellers.

         SECTION 5.07 PERMITS. Each of the Sellers shall use its best efforts to maintain in effect all existing material permits pursuant to which each Sellers operate the Business.

         SECTION 5.08 ACTIONS. Except with respect to the Bankruptcy Proceedings, no Seller shall institute, settle or dismiss any action, claim, demand, lawsuit, proceeding, arbitration or grievance by or before any Governmental Entity threatened against, relating to or involving the Assets or the Business of the Sellers other than in the ordinary course of business consistent with past practices.

         SECTION 5.09 MAINTENANCE OF ASSETS. Each of the Sellers shall maintain all the Assets in good repair and condition, except to the extent of wear or use in the ordinary course of business and consistent with past practice or damage by fire or other unavoidable casualty.

         SECTION 5.10 ACCESS AND INVESTIGATION. Each of the Sellers shall use its best efforts to ensure that at all times from the date hereof through the Closing Date:

                  (a) each of the Sellers and their respective representatives shall provide the Purchaser and its representatives with free and complete access at reasonable times and upon reasonable notice, to the Assets, and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Business;

                  (b) each of the Sellers and their respective representatives shall provide the Purchaser and its representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Business as the Purchaser may reasonably request in good faith; and

         SECTION 5.11 BANKRUPTCY COURT APPROVALS. Sellers shall as soon as practicable use their best efforts to obtain entry of the Sale Procedures Order. Sellers shall use their best efforts to obtain Bankruptcy Court approval, in the form of the Sale Order, of the Transactions.

         SECTION 5.12 TRESTLE ATTORNEYS FEES. Notwithstanding any portion of this Article V to the contrary, prior to the Closing, Trestle shall be permitted to pay attorneys fees incurred on its behalf in an aggregate amount not to exceed Seventy-Five Thousand Dollars ($75,000).

                                  ARTICLE VI.

                       PRE-CLOSING COVENANTS OF EACH PARTY

         SECTION 6.01   NOTIFICATION  OF CERTAIN  MATTERS.   During  the  period
after the date hereof but prior to the Closing (the "PRE-CLOSING PERIOD"), each party hereto shall promptly notify the other in writing of:

                  (a) the discovery by it of any event, condition, fact or circumstance that occurred, arose or existed on or prior to the date of this Agreement or occurs, arises or exists after the date of this Agreement and that caused or constitutes or could cause or constitute a breach of any representation or warranty made by such party in this Agreement;

                  (b) any breach of any covenant or obligation made by it; and

                  (c) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VII or
Article VIII impossible or unlikely.

         SECTION 6.02 CONSENTS. To the extent that any of the following is not provided for or satisfied by the Sale Order, each party hereto shall use its best efforts to ensure that:

                  (a) each filing, notice or certificate required to be made or given (pursuant to any applicable Legal Requirement, order or Contract, or otherwise) by it in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the Transactions is made or given as soon as practicable after the date of this Agreement;

                  (b) each Consent required under SECTION 3.02(c) and SECTION 4.02(c), if any, required to be obtained (pursuant to any applicable legal requirement, order or Contract, or otherwise) by it in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of any of the Transactions is obtained as soon as practicable after the date of this Agreement and remains in full force and effect through the Closing Date;

                  (c) it shall promptly deliver to the other parties, a copy of each filing made, each notice given and each Consent obtained by it during the Pre-Closing Period; and

                  (d) during the Pre-Closing Period, it and its respective representatives cooperate with the other parties and with the other parties' representatives, and prepare and make available such documents and take such other actions as the other parties may reasonably request in good faith, in connection with any filing, notice or Consent that it is required or elects to make, give or obtain.

         SECTION 6.03   BREAK UP FEE.

                  (a)  In  consideration  of  Purchaser's   entering  into  this
Agreement, and in recognition of the benefits that it provides Sellers in seeking to sell the Business for the highest and best offer at the Auction, Sellers agree to pay Purchaser up to $50,000 of Purchaser's reasonable out-of-pocket costs and expenses (including attorney's fees) incurred in connection with the transactions contemplated by this Agreement (the "Break Up Fee"), pursuant to the terms of the Sale Procedures Order in the event that Sellers select a Person other than Purchaser as the Successful Bidder.

                  (b) Except as provided in the Sale Procedures Order, any payment by Sellers of all or a portion of the Break Up Fee shall be by wire transfer of immediately available funds to an account specified in writing by Purchaser.

         SECTION 6.04 NOTIFICATION TO THIRD PARTIES. During the Pre-Closing Period, each of the Sellers covenants and agrees that it shall take any and all steps necessary and appropriate to duly notice the sale of the Assets, in form and substance reasonably satisfactory to Purchaser in all respects, to (i) all federal, state and local

Governmental Entities to which such Sellers may be subject to taxation in respect of the Assets or the Business, and (ii) the Pension Benefit Guarantee Corporation or any other ERISA-related Governmental Entity to which the Assets or the Business may be subject, each in accordance with the provisions of the Sale Motion.


                                  ARTICLE VII.

           CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATION TO CLOSE

         The obligation of the Purchaser to purchase the Business and the Assets is subject to the satisfaction, at or before the Closing, of the conditions set out below. The benefit of these conditions are for the benefit of the Purchaser only and may only be waived in a writing signed by the Purchaser at any time in its sole discretion.

         SECTION 7.01 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects and except for representations and warranties that are subject to items set forth on a Schedule hereto, which shall be true subject to such items) at and as of the date when made and as of the Closing Date as though made at that time, and the Purchaser shall have received a certificate attesting thereto from the Sellers signed by a duly authorized officer of each of the Sellers.

         SECTION 7.02 PERFORMANCE BY THE SELLERS. Each of the Sellers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Purchaser shall have received a certificate signed by a duly authorized officer of each of the Sellers attesting to that effect.

         SECTION 7.03 NOTIFICATION TO THIRD PARTIES. Each of the Sellers shall have taken any and all steps necessary and appropriate to duly notice the sale of the Assets, in form and substance reasonably satisfactory to Purchaser in all respects, to (i) all federal, state and local Governmental Entities to which such Sellers may be subject to taxation in respect of the Assets or the Business, and (ii) the Pension Benefit Guarantee Corporation or any other ERISA-related Governmental Entity to which the Assets or the Business may be subject, each in accordance with the provisions of the Sale Motion.

         SECTION 7.04 SALE ORDER. Within 40 days of the date hereof, the Sale Order shall have been entered and shall be in full force and effect, and all conditions contemplated by the Sale Order to consummate the Transactions contemplated hereby shall have been satisfied or waived.

         SECTION 7.05 NO LITIGATION. There shall not have been issued and be in effect any order of any court or tribunal of competent jurisdiction which (i) prohibits or makes illegal the purchase by the Purchaser of the Assets, (ii) would require the divestiture by the Purchaser of all or any portion of the Assets or the Business as a result of the Transactions contemplated hereby, or
(iii) would impose limitations on the ability of the Purchaser to effectively exercise full rights of ownership of the Assets or of all or any portion of the Business as a result of the Transactions contemplated hereby.

         SECTION 7.06 NO INJUNCTION. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the Transactions contemplated hereby.

         SECTION 7.07 NO ENCUMBRANCES. At the Closing, Sellers shall deliver the Assets free and clear of any Encumbrances whatsoever.

         SECTION 7.08 NECESSARY CONSENTS. Except to the extent not obviated by the Sale Order, Sellers shall have received all required consents, in form and substance reasonably satisfactory to Purchaser in all respects, to the transactions contemplated hereby from the other parties to all Assumed Contracts and to the extent necessary to validly assign to Purchaser any permits or licenses, the Intellectual Property and Software which are used in or held for use in or relating to the Business or the Assets, and which are material to the Business.

         SECTION 7.09   DELIVERIES.   Each of the deliveries required to be made
to Purchaser pursuant to SECTION 2.02 shall have been so delivered.


                                 ARTICLE VIII.

            CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS TO CLOSE

         The obligation of the Sellers to sell the Business and the Assets is subject to the satisfaction, at or before the Closing, of the conditions set out below. The benefit of these conditions are for the Sellers only and may be waived by the Sellers in writing at any time in their sole discretion.

         SECTION 8.01   PURCHASE  PRICE.  Subject to any adjustments pursuant to
Section 1.06, Sellers shall have received the amounts set forth in Section 1.07, in accordance with the terms thereof and the provisions of the Escrow Agreement.

         SECTION 8.02 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects and except for representations and warranties that are subject to items set forth on a Schedule hereto, which shall be true subject to such items) at and as of the date when made and as of the Closing Date, as though made at that time, and the Seller shall have received a certificate attesting thereto signed by a duly authorized officer of the Purchaser.

         SECTION 8.03 PERFORMANCE BY PURCHASER. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Sellers shall have received a certificate of a duly authorized officer of the Purchaser to such effect.

         SECTION 8.04 SALE ORDER. Within 40 days of the date hereof, the Sale Order shall have been entered and shall be in full force and effect, and all conditions contemplated by the Sale Order to consummate the transactions contemplated hereby shall have been satisfied or waived.

         SECTION 8.05 NO LITIGATION. There shall not have been issued and be in effect any order of any court or tribunal of competent jurisdiction which (i) prohibits or makes illegal the sale by the Sellers of the Assets or the Purchase by the Purchaser of the Assets or (ii) would impose limitations on the ability of the Sellers to effectively transfer full rights of ownership of the Assets or of all or any portion of the Business as a result of the Transactions contemplated hereby.

         SECTION 8.06 NO INJUNCTION. On the Closing Date there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the Transactions contemplated hereby.

         SECTION 8.07   DELIVERIES.   Each of the deliveries required to be made
to Sellers pursuant to SECTION 2.02 shall have been so delivered.


                                  ARTICLE IX.

                                   SURVIVAL

         SECTION 9.01 REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement shall terminate on the Closing Date, and each of the covenants and agreements contained in this Agreement which contemplate performance after the Closing Date shall survive the consummation of the Transactions.

                                   ARTICLE X.
                                  TERMINATION

         SECTION 10.01 TERMINATION EVENTS. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

                  (a) by mutual written consent of the Sellers and Purchaser;

                  (b) by Purchaser, if it determines, using its sole and absolute discretion, that at the Closing it will be unable to obtain all right, title and interest in and to any of the Intellectual Property or the Software necessary for its operation of the Business and the Assets, free and clear of any Encumbrances;

                  (c) by Purchaser, if the Sale Order has not been entered within 40 days after the date hereof;

                  (d) by Purchaser, if the Closing shall not have occurred within (i) 45 days after the date hereof, or (ii) 60 days after the date hereof, if the failure of the Closing to occur by such date shall have been caused by a stay issued by the Bankruptcy Court upon motion of a creditor or other party in interest (other than Sellers) relating to the Transaction or the bidding process, provided, in the case of clauses (i) and (ii) hereof, that the failure of the Closing to occur by such applicable date shall not have been caused by, or result from, a breach of this Agreement by Purchaser;

                  (e) by Purchaser, in the event of any material breach by Sellers of any of Sellers' agreements, representations or warranties contained herein and the failure of Sellers to cure such breach within five (5) business days after receipt of written notice from Purchaser requesting such breach to be cured;

                  (f) by Sellers, in the event of any material breach by Purchaser of any of Purchaser's agreements, representations or warranties contained herein and the failure of Purchaser to cure such breach within five
(5) business days after receipt of notice from Sellers requesting such breach to be cured; or

                  (g) automatically, if the Bankruptcy Court deems a Person other than Purchaser as the Successful Bidder.

         SECTION 10.02 NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 10.01 shall give notice of such termination to the other parties to this Agreement.

         SECTION 10.03  EFFECT OF TERMINATION.

                  (a) In the event that this Agreement shall be terminated pursuant to this Article X, all further obligations of the parties under this Agreement (other than Sections 6.03 and 12.02) shall be terminated without further liability of any party to the other, PROVIDED that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

                  (b) Notwithstanding any portion of the foregoing to the contrary, if this Agreement is terminated:

                           (i) pursuant to Sections 10.01(a), (c), (d), (e) or (g), the Escrow Agent shall deliver the Escrow Amount to the Purchaser in accordance with the provisions of the Escrow Agreement; or

                           (ii) pursuant to Section 10.01(b), the Escrow Agent shall deliver (x) Fifty Thousand Dollars ($50,000) of the Escrow Amount, plus any interest accrued on the Escrow Amount, to the Purchaser in accordance with the provisions of the Escrow Agreement, and (y) the remaining Fifty Thousand Dollars ($50,000) of the Escrow Amount to the Sellers in accordance with the provisions of the Escrow Agreement; or

                           (iii) pursuant to Section 10.01(f), the Escrow Agent shall deliver the Escrow Amount to the Sellers in accordance with the provisions of the Escrow Agreement.

The parties acknowledge and agree that the provisions of this Section 10.03(b) shall constitute the sole and exclusive remedy of Sellers with respect to any claims resulting from or arising out of the termination of this Agreement.


                                  ARTICLE XI.

                          OBLIGATIONS AFTER THE CLOSING

         SECTION 11.01  FURTHER ASSURANCES.

                  (a) Sellers will, at any time, when called upon to do so by the Purchaser, its successors, legal representatives, or assigns, execute and deliver all documents, required for the filing of such papers as are necessary to aid the Purchaser, its successors, legal representatives and assigns, to (i) effectively vest in the Purchaser good title to the Assets, (ii) consummate the Transactions contemplated hereby, and (ii) record, obtain, enforce and renew proper copyright, trademark, patent and other intellectual property rights in the Intellectual Property in all countries, all without further compensation but at the expense of the Purchaser, its successors, legal representatives and assigns. (b) On and after the Closing Date, the Purchaser shall have the sole right and authority to collect, for its own account and sole benefit, all monies payable in respect of the Assets (with respect to Transactions or events occurring after the Closing Date), but not to collect monies payable in respect of Excluded Assets, and the Sellers shall have the sole right and authority to collect, for their own account and sole benefit, all monies payable in respect of such Excluded Assets. If either party shall receive any such monies of the other, it shall hold all such monies in trust for the sole benefit of the other party. Within five business days after receipt thereof, the Sellers shall cause the transfer and delivery to the Purchaser of any monies or other property which the Sellers may receive after the Closing Date in payment of monies payable in respect of the Assets and the Purchaser shall (within five business days after receipt thereof) cause the transfer and delivery to the Sellers of any monies which the Purchaser may receive after the Closing Date in payment of Excluded Assets.

                  (c) On and after the Closing Date, Purchaser shall provide access to any books and records relating to the Business and copies of such books and records to the extent reasonably necessary for Sellers to administer the Bankruptcy Proceedings.

         SECTION 11.02 NAME CHANGE. Trestle agrees to transfer, assign and convey, and hereby does transfer, assign and convey, all rights in and to the name "Trestle Corporation, a Delaware corporation," and any and all derivatives thereof, to Purchaser, other than the right to use the name solely in connection with the administration of Trestle's estate in the Bankruptcy Proceedings. In no event later than twenty (20) days following the final conclusion and dismissal of the Bankruptcy Proceedings, Trestle shall take all necessary and appropriate action to amend its corporate charter to change its name to any name not including the words "Trestle Corporation," at the direction of Purchaser and at Purchaser's sole cost and expense.

         SECTION 11.03 TAXES. Sellers covenant, acknowledge and agree that each Seller shall be responsible for, and shall pay all municipal, county, state and federal Taxes incurred and the related costs of preparing or documenting the same, if any, in connection with the operation of the Assets and/or the Business prior to the Closing Date. Sellers shall prepare and in a timely manner sign and swear to any return, certificate, questionnaire or affidavit as to matters required in connection with the payment of any such Taxes. Sellers shall jointly and severally defend and hold Purchaser and its Affiliates, representatives, agents and the successors and assigns harmless in respect of any costs or expenses (including reasonable attorneys' fees), claims, and damages arising from or in connection with Sellers' failure to pay in accordance with the terms of this Section 11.03.

                                  ARTICLE XII.

                                 MISCELLANEOUS

         SECTION 12.01 PUBLICITY. Except as and to the extent that any such party shall be so obligated by law or regulation, including as may be required by the Bankruptcy Proceedings and the Sale Procedures Order, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued, none of the parties hereto may make any press release or other public announcement regarding this transaction or its terms without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

         SECTION 12.02 COSTS. Except as otherwise provided for herein, the Purchaser, on the one hand, and the Sellers on the other, shall each pay its own costs and expenses incurred by it in negotiating and preparing this Agreement and in closing and carrying out the Transactions contemplated by this Agreement.

         SECTION 12.03 HEADINGS. Subject headings are included for convenience only and shall not affect the interpretation of any provision of this Agreement.

         SECTION 12.04 NOTICES. Any notice, demand, request, waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or sent by facsimile transmission, on the business day after notice is delivered to a courier or mailed by express mail if sent by courier delivery service or express mail for next day delivery and on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows (or to such other address of which any such party shall give notice pursuant to this Section 12.04):

                  If to the Sellers to:

                           Med Diversified, Inc.
                           200 Brickstone Sq, Ste. 403
                           Andover, MA  01810
                           Fax:  (978) 323-2568
                           Attn:  Alex Bromley, Esq.

                           and

                           Trestle Corporation
                           151 Shipyard Way
                           Newport Beach, CA 92663
                           Fax:  (949) 673-1058
                           Attn:  Andrew Borsanyi

                           with a copy to:

                           Duane Morris LLP
                           470 Atlantic Ave., Ste 500
                           Boston, MA. 02210
                           Fax:  (617) 289-9201
                           Attn:  Paul Moore

                  If to the Purchaser, to:

                           Trestle Acquisition Corp.
                           11835 West Olympic Blvd., Ste 550
                           Los Angeles, CA 90064

                           Fax:  (310) 444-4102
                           Attn:  Gary Freeman

                           with a copy to:

                           Stubbs Alderton & Markiles, LLP
                           15821 Ventura Boulevard, Suite 525
                           Encino, California 91436
                           Fax:  (818) 474-8601
                           Attn:  Scott Alderton, Esq.

         SECTION 12.05 ASSIGNMENT AND SUCCESSORS. Prior to Closing, neither the Purchaser, on the one hand, or the Sellers, on the other, shall assign any rights or delegate any duties hereunder without the prior written consent of the other.

         SECTION 12.06 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

         SECTION 12.07 GOVERNING LAW/JURISDICTION. This Agreement shall be construed in accordance with, and governed by, the laws of the State of California as applied to contracts made and to be performed entirely in the State of California without regard to principles of conflicts of law. The parties hereto submit to the exclusive jurisdiction of the Bankruptcy Court with respect to this Agreement and its enforcement and all matters relating thereto, or any disputes arising hereunder.

         SECTION 12.08 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto, sets forth the entire understanding and agreement and supersedes any and all other understandings, negotiations or agreements between the Purchaser and the Sellers relating to the sale and purchase of the Business and the Assets.

         SECTION 12.09  COUNTERPARTS.    This  Agreement  may   be  executed  in
counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement. This Agreement may be evidenced by facsimile signatures.

         SECTION 12.10 SEVERABILITY. In the event that any one or more of the immaterial provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

         SECTION 12.11  NO PREJUDICE.   This Agreement has been jointly prepared
by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

         SECTION 12.12 WORDS IN SINGULAR AND PLURAL FORM. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

         SECTION 12.13 PARTIES IN INTEREST. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         SECTION 12.14  AMENDMENT  AND  MODIFICATION.    This  Agreement  may be
amended or modified only by written agreement executed by all parties hereto.

         SECTION 12.15 WAIVER. At any time prior to the Closing, the Purchaser or the Sellers may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and

(iii) waive compliance with any of the agreements or conditions of the other contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.


                                 ARTICLE XIII.
                                  DEFINITIONS

         SECTION 13.01  DEFINITIONS.

                  (a) AFFILIATE. "AFFILIATE" shall mean, when used with respect to any Person, (i) if such Person is a corporation, any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner of more than ten percent (10%) of any class of any equity security (as defined in the Securities Act) thereof, and any officer, director, partner or Affiliate of such beneficial owner, (ii) if such Person is a partnership, any partner thereof, (iii) if such Person is a limited liability company or other unincorporated association, any member or managing agent thereof, and (iv) any other Person (other than the Purchasers) which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" (including the correlative terms "controlling," "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, or by Contract or otherwise.

                  (b) ALLOCATION. "ALLOCATION" shall have the meaning set forth in Section 1.10.

                  (c) ACQUISITION. "ACQUISITION" shall mean any offer or proposal for or indication of interest in the purchase of or the acquisition of (whether by operation of law or otherwise) any of the Assets constituting the Business or of a substantial (more than 5%) equity interest in Trestle or any Person that controls the Assets or the Business.

                  (d)  ASSETS.  "ASSETS"  shall  have the  meaning  set forth in
Section 1.01.

                  (e) ASSUMED CONTRACTS. "ASSUMED CONTRACTS" shall have the meaning set forth in Section 1.01(g).

                  (f) ASSUMED LIABILITIES. "ASSUMED LIABILITIES" shall have the meaning set forth in Section 1.03.

                  (g) ASSUMPTION AGREEMENT. "ASSUMPTION AGREEMENT" shall have the meaning set forth in Section 2.02.

                  (h) AUCTION. "AUCTION" means the auction conducted pursuant to the Sale Procedures Order.

                  (i)   BANKRUPTCY    CODE.    "BANKRUPTCY    CODE"   means   11
U.S.C.ss.ss.101 ET SEQ.

                  (j) BANKRUPTCY COURT. "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Eastern District of New York or any other court of competent jurisdiction agreed to by Purchaser and Sellers.

                  (k) BANKRUPTCY PROCEEDINGS. "BANKRUPTCY PROCEEDINGS" means the proceedings in the Bankruptcy Court involving Med and Trestle.

                  (l) BIDDING PROCEDURES. "BIDDING PROCEDURES" means the bidding procedures set forth in the Order Approving the Motion of Med Diversified, Inc. and Trestle Corp. for an Order Approving (A) Bidding Procedures in Connection with the Contemplated Sale of All or Substantially All of Trestle Corp.'s Assets and Certain Assets of Med Diversified, Inc. and (B) Proposed Break Up Fee in Connection with Such Sale dated March 5, 2003.

                  (m) BREAK UP FEE. "BREAK UP FEE" shall have the meaning set forth in Section 6.03.

                  (n) BUSINESS. "BUSINESS" shall have the meaning set forth in the Preamble.

                  (o) BUSINESS RECORDS. "BUSINESS RECORDS" shall have the meaning set forth in Section 1.01(i).

                  (p)  CLOSING.  "CLOSING"  shall have the  meaning set forth in
Section 2.01.

                  (q) CLOSING ALLOCATION. "CLOSING ALLOCATION" shall have the meaning set forth in Section 1.10.

                  (r) CLOSING BALANCE SHEET. "CLOSING BALANCE SHEET" shall have the meaning set forth in Section 1.10.

                  (s) CLOSING DATE. "CLOSING DATE" shall have the meaning set forth in Section 2.01.

                  (t) CODE. "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as in effect from time to time.

                  (u) CONSENTS. "CONSENTS" shall mean all governmental and third party consents, permits, approvals, orders, authorizations, qualifications, and waivers necessary to be received by a Person for the consummation of the Transactions contemplated by this Agreement.

                  (v)   CONTRACTS.   "CONTRACTS"   shall  mean  all   contracts,
commitments, agreements, arrangements and other instruments, whether written or oral.

                  (w) COPYRIGHTS. "COPYRIGHTS" means United States and foreign copyrights, copyrightable works mask works, whether registered or unregistered, and pending applications to register the same.

                  (x) CUSTOMER FILES. "CUSTOMER FILES" shall have the meaning set forth in Section 3.14.

                  (y) DOMAIN NAMES. "DOMAIN NAMES" is any alphanumeric designation registered with or assigned by a domain name registrar, registry, or domain name registration authority as part of an electronic address on the Internet. A Domain Name may or may not also be a Trademark.

                  (z) EMPLOYEE. "EMPLOYEE" shall mean any employee, officer, director or independent contractor of any Seller.

                  (aa) ENCUMBRANCE. "ENCUMBRANCE" shall mean any claim, option, pledge, security interest, Lien, charge, encumbrance, restriction (whether on voting, sale, transfer or disposition or otherwise) whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

                  (bb) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  (cc) ESCROW AGREEMENT. "ESCROW AGREEMENT" shall have the meaning set forth in Section 1.08.

                  (dd) ESCROW AGENT. "ESCROW AGENT" shall have the meaning set forth in Section 1.08.

                  (ee) ESCROW AMOUNT. "ESCROW AMOUNT" shall have the meaning set forth in Section 1.08.

                  (ff) EXCLUDED ASSETS. "EXCLUDED ASSETS" shall have the meaning set forth in Section 1.02.

                  (gg) EXCLUDED LIABILITIES. "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 1.04.

                  (hh) FDA. "FDA" means the United States Food and Drug Administration.

                  (ii) FILINGS. "FILINGS" has the meaning specified in the recitals hereto.

                  (jj)  GAAP.   "GAAP"  shall  mean  U.S.   generally   accepted
accounting principles, applied on a consistent basis.

                  (kk) GOVERNMENTAL ENTITY. "GOVERNMENTAL ENTITY" shall mean the government of the United States of America, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  (ll) INDEBTEDNESS. "INDEBTEDNESS" shall mean as to the Business and the Assets and whether recourse is secured by or is otherwise available against all or only a portion of the Business or Assets and whether or not contingent, but without duplication: (i) every obligation relating to the Business for money borrowed, including the current portion of all long-term indebtedness; (ii) every obligation relating to the Business evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation relating to the Business with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Business; (iv) every obligation of the Business issued or assumed as the deferred purchase price of property or services (other than obligations incurred under purchase orders relating to future deliveries of goods or services); (v) obligations or commitments of the Business to repay deposits or other amounts advanced by and owing to third parties; (vi) obligations of the Business under any interest rate, currency or other hedging agreement; (vii) indebtedness secured by a Lien on the Assets or properties of the Business; (vii) payments which become due as a result of the execution of this Agreement, or the consummation of the Transactions; and (viii) guarantees of Indebtedness.

                  (mm) INTELLECTUAL PROPERTY. "INTELLECTUAL PROPERTY" means Copyrights, Patents, Trademarks, Trade Secrets and Domain Names and all Contracts that relate or pertain to any of the foregoing.

                  (nn) KNOWLEDGE. All references to knowledge of a Seller shall mean to the best of the knowledge of each of the Sellers, and, after due inquiry and consultation, of the officers and/or employees of each of the Sellers who, because of their management and supervisory positions, are best informed of the affairs of any of the Sellers.

                  (oo) LIABILITIES. "LIABILITIES" shall mean any debt, obligation, duty or liability of any nature including Indebtedness and any undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

                  (pp) LIEN. "LIEN" shall mean any security agreement, financing statement (whether or not filed), security or other like interest, conditional sale or other title retention agreement, lease or consignment or bailment given for security purposes, lien, mortgage, deed of trust, indenture, pledge, constructive or other trust or attachment.

                  (qq) MATERIAL ADVERSE EFFECT. "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (i) the Business or the Assets, liabilities, operation, property, condition (financial or otherwise) or prospects of the Business or (ii) the validity or enforceability of (A) this Agreement or (B) the rights or remedies of the Purchaser hereunder.

                  (rr) PATENTS. "PATENTS" means United States and foreign patents, patent applications, provisional applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) or improvements thereto (such patent disclosures, inventions and improvements include only those made prior to the Closing Date).

                  (ss) PERSON. "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, corporation, institution, entity, party, or Governmental Entity or any other juridical entity of any kind or nature whatsoever.

                  (tt) PURCHASE PRICE. "PURCHASE PRICE" shall have the meaning set forth in Section 1.05.

                  (uu) PURCHASER. "PURCHASER" shall have the meaning set forth in the Preamble.

                  (vv) RECEIVABLES. "RECEIVABLES" shall mean all of the accounts receivable of Sellers arising from the Business.

                  (ww) REQUIREMENTS OF LAW. "REQUIREMENTS OF LAW" shall mean as to any Person, provisions of the Articles or Certificate of Incorporation and By-laws or regulations or other organizational or governing documents of such Person, or any law, code, regulation, qualification, license or franchise or determination of any Governmental Entity, in each case applicable or binding upon such Person or any of such Person's property or to which such Person or any of such Person's property is subject or pertaining to any or all of the Transactions contemplated or referred to herein.

                  (xx) SALE MOTION. "SALE MOTION" means a motion filed with the Bankruptcy Court seeking approval of the Transactions, including the sale of the Assets to Purchaser pursuant to the terms of the Agreement.

                  (yy) SALE ORDER. "SALE ORDER" means a final, non-appealable order of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser, approving this Agreement and any ancillary documents, and authorizing, pursuant to all applicable sections of the Bankruptcy Code, all of the transactions and agreements contemplated hereby and thereby.

                  (zz) SALE PROCEDURES ORDER. "SALE PROCEDURES ORDER" means a final, non-appealable order entered by the Bankruptcy Court setting forth the procedures for the sale of the Assets substantially similar to the provisions of the Bidding Procedures and the Break-Up Fee.

                  (aaa) SELLERS. "SELLERS" shall have the meaning set forth in the Preamble;

                  (bbb)  SELLERS'  DISCLOSURE  SCHEDULE.   "SELLERS'  DISCLOSURE
SCHEDULE" shall have the meaning set forth in Article III.

                  (ccc) SOFTWARE. "SOFTWARE" means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation, technical manuals and materials, whether in source code, object code or human readable form and any licenses or rights with respect to the foregoing.

                  (ddd) SUCCESSFUL BIDDER. "SUCCESSFUL BIDDER" means a Person selected by Sellers, other than Purchaser, as the successful bidder pursuant to the Sale Procedures Order.

                  (eee)  TAXES.  "TAXES"  shall mean all taxes,  charges,  fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, license, withholding, payroll, estimated, stamp, unemployment insurance, ad valorem, disability, severance, social security and franchise taxes, occupation or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax by any authority, whether federal, state or local or domestic or foreign.

                  (fff) TAX RETURN. "TAX RETURN" shall mean a report, return or other information required to be supplied to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Seller and relates to the Business.

                  (ggg) TRADE SECRETS. "TRADE SECRETS" means confidential ideas, trade secrets, know-how, confidential information, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, product specifications, supplier lists or other proprietary information.

                  (hhh) TRADEMARKS. "TRADEMARKS" means United States, state and foreign trademarks, service marks, logos, trade dress, trade names and Domain Names (including all assumed or fictitious names under which the Business has been conducted), whether registered or unregistered and pending applications to register the foregoing.

                  (iii) TRANSACTION DOCUMENTS. "TRANSACTION DOCUMENTS" shall mean this Agreement, the Escrow Agreement, the Assumption Agreement and each document delivered pursuant to each of the foregoing.

                  (jjj) TRANSACTIONS. "TRANSACTIONS" shall mean the sale and purchase of the Assets and any and all other transactions contemplated by the Transaction Documents.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


                                               SELLERS:

                                               MED DIVERSIFIED, INC.,
                                               a Nevada corporation



                                               By:     /s/ Edwin A. Reilly
                                                   ---------------------------
                                               Name:   Edwin A. Reilly
                                                     -------------------------
                                               Title:  Chief Operating Officer
                                                     -------------------------


                                               TRESTLE CORPORATION,
                                               a Delaware corporation



                                               By:     /s/ Andrew Borsanyi
                                                   ---------------------------
                                               Name:   Andrew Borsanyi
                                                     -------------------------
                                               Title:  Chief Executive Officer
                                                       and President
                                                     -------------------------

                                               PURCHASER:

                                               TRESTLE ACQUISITION CORP.
                                               a Delaware corporation



                                               By:     /s/ Gary Freeman
                                                   ---------------------------
                                               Name:   Gary Freeman
                                                     -------------------------
                                               Title:  Co-President and Chief
                                                       Financial Officer
                                                     -------------------------